UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

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USA TECHNOLOGIES ANNOUNCES POSTPONEMENT OF ANNUAL MEETING TO MAY 21, 2020

MALVERN, Pa. – April 29, 2020 – USA Technologies, Inc. (OTC:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today announced that the 2020 annual meeting of shareholders (the “Annual Meeting”) originally scheduled to be held on Thursday, April 30, 2020, has been postponed in order to allow time for the Company to update and distribute proxy materials that incorporate the terms of the previously announced agreement with Hudson Executive Capital. The Company is nominating Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Donald W. Layden, Jr., Patricia A. Oelrich, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren for election at the Annual Meeting.

The Annual Meeting will now be held on May 21, 2020. The record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting will remain April 17, 2020.

The Company will amend and supplement its proxy statement and WHITE proxy card to reflect its revised slate of director nominees and provide shareholders with additional information regarding the nominees and the Annual Meeting. Shareholders should vote the new WHITE proxy card when it becomes available in order to have their votes counted at the Annual Meeting. Any votes previously submitted on a WHITE proxy card will not be counted.

Due to the public health impact of the coronavirus outbreak (COVID-19), and to support the health and safety of the Company’s employees, directors and shareholders, the Annual Meeting will be conducted in a virtual-only format. Additional information regarding attending the Annual Meeting will be included in the amendment to the Company’s proxy statement.

About USA Technologies, Inc.

USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. With approximately 1.2 million connections, USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

Source: USA Technologies, Inc.

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